Exhibit 10.3.2
SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
     THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (“Second Amendment”) is made this 4th day of February, 2003, by and between CHASE TOWER ASSOCIATES, L.L.C., a Delaware limited liability company (“Landlord”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Tenant”).
W I T N E S S E T H:
     WHEREAS, by that certain Office Lease Agreement dated December 8, 2000 (the “Original Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, approximately 16,799 square feet of rentable area on the twelfth (12th) floor, known as Suite 1200 (the “Original Premises”), in the building located at 4445 Willard Avenue, Chevy Chase, Maryland (the “Building”), upon the terms and conditions set forth in the Lease;
     WHEREAS, by that certain First Amendment to Office Lease Agreement dated May 10, 2002 (the “First Amendment”), Landlord leased to Tenant, and Tenant leased from Landlord, an additional 7,463 square feet of rentable area located on the eleventh (11th) floor of the Building and known as Suite 1130 (the “Expansion Space”), and the parties extended the term of the Original Lease, upon the terms and conditions more specifically set forth therein;
     WHEREAS, the Original Lease and the First Amendment are hereinafter collectively referred to as the “Lease”;

     WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, an additional 19,290 square feet of rentable area located on the sixth (6th) floor of the Building and known as Suite 600 (the “Second Expansion Space”), and the parties desire to extend the term of the Lease with respect to the Original Premises and the Expansion Space upon the terms and conditions hereinafter set forth;
     WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their understanding and agreement with regard to the lease of the Second Expansion Space and the extension of the term of the Lease with respect to the Original Premises and the Expansion Space, and to otherwise amend the Lease, as more particularly set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:
     1. Any capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease.
     2. The Lease is hereby amended by adding thereto a new Article XXVIII, to read as follows:

“ARTICLE XXVIII
SECOND EXPANSION SPACE
     28.1. Term. Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, approximately 19,290 square feet of rentable area (the ‘Second Expansion Space’) located on the sixth (6th) floor of the Building, which Second Expansion Space is hereby agreed to be that certain space which is shown on Exhibit L attached hereto and made a part hereof and known as Suite 600, for a term (the ‘Second Expansion Space Term’) commencing on February 3, 2003 (the ‘Second Expansion Space Commencement Date’) and continuing through and including Midnight on May 31, 2013 (the ‘Second Expansion Space Expiration Date’), unless earlier terminated pursuant to the provisions of this Lease.
     28.2. Second Expansion Space Tenant’s Work. Landlord shall deliver the Second Expansion Space to Tenant in shell condition, as defined in Exhibit M attached hereto and made a part hereof, following the day on which Landlord executes that certain Second Amendment to Office Lease Agreement (the ‘Second Amendment’) after the execution thereof by Tenant. Landlord is under no obligation to make any other improvements to the Original Premises, the Expansion Space or the Second Expansion Space. Notwithstanding the foregoing, Landlord shall make available for the performance of Second Expansion Space Tenant=s Work (as hereinafter defined) an allowance (the ‘Second Expansion Space Tenant Allowance’) in an amount equal to the product of (a) Thirty-Six and 30/100 Dollars ($36.30) multiplied by (b) the number of square feet of rentable area comprising the Second Expansion Space. Landlord shall pay the Second Expansion Space Tenant Allowance to Tenant following Tenant=s completion of Second Expansion Space Tenant=s Work (as hereinafter defined) and upon the terms and conditions set forth in Section 9.1 of this Lease with respect to the Tenant Allowance for Tenant’s Work with respect to the Original Premises, including, but not limited to, the payment by Landlord of the Second Expansion Space Tenant Allowance in increments disbursed not more often than once per month, except that there shall be no Tenant Loan with respect to any such Second Expansion Space Tenant’s Work.
     Tenant shall improve the Second Expansion Space in accordance with the construction drawings for permit dated January 6, 2003 (the ‘Second Expansion Space Tenant=s Plans’) (the work set forth in the Second Expansion Space Tenant=s Plans being hereinafter referred to as Second Expansion Space Tenant=s Work’).
     The provisions of Section 9.1 of this Lease with respect to Tenant’s Work shall also govern (including, but not limited to, Landlord’s approval of subcontractors and contractors) the performance of Second Expansion Space Tenant’s Work.
     Landlord hereby approves Rand Construction as Tenant’s general contractor for the performance of Second Expansion Space Tenant’s Work.
     28.3 Second Expansion Space Base Rent. In addition to the Base Rent for the Premises (i.e., the Original Premises and the Expansion Space) payable pursuant to Section 4.1 hereof, the First Amendment and the Second Amendment, commencing on June 1, 2003 and continuing thereafter throughout the Second Expansion Space Term, Tenant covenants and agrees to pay to Landlord Base Rent for the Second Expansion Space in the following amounts (the ‘Second Expansion Space Base Rent’):

	Second	Second
	Expansion Space	Expansion	Second
Second	Base Rent Per	Space	Expansion Space
Expansion Space	Square Foot	Base Rent	Base Rent
Lease Year	Per Annum	Per Annum	Per Month
1	$37.00	$713,730.00	$59,477.50
2	$38.11	$735,141.90	$61,261.83
3	$39.25	$757,132.50	$63,094.38
4	$40.43	$779,894.70	$64,991.23
5	$41.64	$803,235.60	$66,936.30
6	$43.64	$841,815.60	$70,151.30
7	$44.95	$867,085.50	$72,257.13
8	$46.30	$893,127.00	$74,427.25
9	$47.69	$919,940.10	$76,661.68
10	$49.12	$947,524.80	$78,960.40
     A ‘Second Expansion Space Lease Year’ shall mean that period of twelve (12) consecutive calendar months that commences on June 1, 2003, and each consecutive twelve (12) month period thereafter. The earliest such twelve (12) month period shall be referred to as ‘Second Expansion Space Lease Year 1,’ and each of the following Second Expansion Space Lease Years shall be similarly numbered for identification purposes. The Second Expansion Space Base Rent shall be payable by Tenant at the same times and in the same manner as set forth in this Lease with respect to the payment of Base Rent.
     28.4 Increased Operating Expenses and Increased Real Estate Taxes with respect to the Second Expansion Space. In addition to Tenant’s proportionate share of Increased Operating Expenses and Tenant’s proportionate share of Increased Real Estate Taxes payable with respect to the Original Premises and the Expansion Space pursuant to the terms of this Lease, commencing on June 1, 2004, for each calendar year of the Second Expansion Space Term, Tenant shall pay to Landlord, in the manner provided in Article V of this Lease, Tenant’s proportionate share of Increased Operating Expenses for the Second Expansion Space for the calendar year and Tenant’s proportionate share of Increased Real Estate Taxes for the Second Expansion Space for the calendar year. ‘Tenant’s proportionate share of Increased Operating Expenses for the Second Expansion Space for the calendar year’ shall equal the product of 8.81% multiplied by the amount by which the total of Operating Expenses for the calendar year exceeds the Operating Expenses incurred during calendar year 2003; and ‘Tenant’s proportionate share of Real Estate Taxes for the Second Expansion Space for the calendar year’ shall equal 8.81% multiplied by the amount by which the total of Real Estate Taxes for the calendar year exceeds Real Estate Taxes for calendar year 2003; provided, however, that for the calendar year during which the Second Expansion Space Term begins and ends, the Operating Expenses and Real Estate Taxes for the Second Expansion Space shall be prorated based upon the greater of (i) the number of days during such calendar year that this Lease is in effect or (ii) the number of days that Tenant actually occupies the Second Expansion Space or any portion thereof.
     28.5 Incorporation of Second Expansion Space Into the Premises. Except as otherwise herein expressly provided, the Second Expansion Space shall be deemed a part of the Premises for all purposes of this Lease, such that both Landlord and Tenant shall have such respective rights and obligations with respect to the Second Expansion Space as apply to the remainder of the Premises.”
     3. The Term of the Lease is hereby extended for a period (such period being hereinafter referred to as the “Second Extension Period”) commencing on August 14, 2012 (the “Second Extension Period Commencement Date”) and continuing through and including Midnight on the May 31, 2013, unless earlier terminated pursuant to the provisions of the Lease as modified by the provisions of this Second Amendment, or pursuant to law.
     4. During the Second Extension Period, Tenant covenants and agrees to pay to Landlord Base Rent with respect to the Premises (i.e., the Original Premises and the Expansion Space) in the amounts set forth on the following table:

Amended Space	Base Rent
Lease	Per Square Foot	Base Rent	Base Rent
Year	Per Annum	Per Annum	Per Month
11	$51.03	$1,238,089.86	$103,174.16
          An “Amended Space Lease Year” shall have the same meaning as is set forth in Paragraph 9 of the First Amendment.
          Landlord and Tenant hereby agree and acknowledge that Tenant’s obligations under the Lease with respect to the payment of Additional Rent shall continue during the Second Extension Period.

     5. The definition of “Parking Permits” in Section 1.17 of the Lease is hereby amended with respect to all periods beginning on and after the Second Expansion Space Commencement Date by inserting the following language at the end thereof:
     “Notwithstanding the foregoing, commencing on June 1, 2003, Tenant shall have the right to use seventy-seven (77) Parking Permits as provided in Article XXIV of this Lease.”
     6. Tenant’s payment of Tenant Improvements Reimbursement Rent shall continue pursuant to the provisions of Section 5.4 of the Lease and shall not be affected by the Second Extension Period or this Second Amendment.
     7. If requested by Landlord at any time during the Term, Tenant shall promptly execute a declaration in the form attached hereto as Exhibit D-2.
     8. The Lease is further amended by inserting therein Exhibit D-2 and Exhibit L attached hereto, which Exhibit D-2 and Exhibit L are hereby incorporated into the Lease by reference.
     9. Landlord and Tenant represent and warrant to each other that the person signing this Second Amendment on its behalf has the requisite authority and power to execute this Second Amendment and to thereby bind the party on whose behalf it is being signed.
     10. Landlord and Tenant represent and warrant to each other that, except as hereinafter provided, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Second Amendment. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty by the indemnifying party. Landlord recognizes only The Meyer Group, Ltd., as Tenant’s agent, and Insignia/ESG, Inc., as agent of Landlord, as brokers with respect to this Second Amendment and agrees to be responsible for the payment of a commission to said brokers pursuant to separate agreements with said brokers.
     11. Except as expressly amended and modified herein, all terms, conditions and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall govern and control.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Office Lease Agreement as of the day and year first hereinabove written.

LANDLORD

WITNESS:		CHASE TOWER ASSOCIATES, L.L.C., a Delaware limited liability company

		By:	JBG/CHASE TOWER INVESTORS, L.L.C., a Delaware limited liability company

			By:	JBG/BANNOCKBURN PARTNERS, L.L.C., a Delaware limited liability company, its Managing Member

				By: Name:	/s/ Robert Stewart Robert Stewart
				Its:	Managing Member

TENANT

ATTEST:		CAPITALSOURCE FINACE LLC, a Delaware liability company

By:	/s/ Kathleen M. Miko	By:	/s/ Steven A. Museles			[SEAL]

Name:	Kathleen M. Miko	Name:	Steven A. Museles
Its:	Vice President and Deputy General Counsel	Its:	Senior Vice President